                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                            AS OF DECEMBER 31,
                                                  ------------------------------------------------------------------------
                                                     1995            1996           1997           1998           1999
                                                  -----------     -----------    -----------    -----------    -----------
RATIO OF EARNINGS TO FIXED CHARGES
              Income before taxes                 $(3,187,046)    $ 6,966,948    $ 2,286,288    $10,385,954    $16,737,959
              Fixed charges                       $ 6,138,267     $ 5,760,728    $ 7,754,428    $15,244,297    $19,386,251
                                                  -----------     -----------    -----------    -----------    -----------
                     Earnings                     $ 2,951,221     $12,727,676    $10,040,716    $25,357,251    $36,124,210
                                                  ===========     ===========    ===========    ===========    ===========
              Fixed charges
                     Gross interest               $ 6,005,376     $ 5,539,850    $ 7,261,645    $14,636,534    $18,287,107
                     Rent expenses                $   398,673     $   662,634    $ 1,478,349    $ 1,823,290    $ 3,297,431
                     One-third of rent expense    $   132,891     $   220,878    $   492,783    $   607,763    $ 1,099,144
                             Total                $ 6,138,267     $ 5,760,728    $ 7,754,428    $15,244,297    $19,386,251
                                                  ===========     ===========    ===========    ===========    ===========
       Ratio of earnings to fixed charges                0.48            2.21           1.29           1.69           1.86
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